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PROSPECTUS SUPPLEMENT                         Filed Pursuant to Rule 424 (b) (3)
To Prospectus Dated May 19, 2000                      Registration No. 333-35356


                             675,000 Ordinary Shares
                           Consolidated Water Co. Ltd.

         This prospectus supplement relates to the sale by Consolidated Water Co. Ltd. of 675,000 of its ordinary shares and 98,000 additional ordinary shares to cover over-allotments of shares by the underwriters.

         This prospectus supplement should be read in conjunction with the prospectus dated May 19, 2000, which is to be delivered with this prospectus supplement.

         The information in the section entitled "Breach of License" under the heading "BUSINESS" in the prospectus is amended in part by the following additional information:

         We have received a letter dated June 1, 2000, from an official of the Cayman Islands' government, stating that a public offering of our ordinary shares, which we completed in 1996 without the government's approval, was a breach of our license. The letter is not clear as to whether the government also views the completion of this public offering as a breach of our license. We have responded to this letter and stated that we do not believe that we are in breach of our license. A meeting with officials of the Cayman Islands' government, to discuss this matter, was held on June 16, 2000 in accordance with the government's suggestion in the June 1st letter. Discussion of the matter is ongoing as of the date of this prospectus supplement. We have been advised by our Cayman Islands' legal counsel that the June 1st letter from the Cayman Islands government does not constitute a formal "notice of breach of the license" as contemplated in the license. Accordingly, other than pursuing discussions of this matter with the Cayman Islands' government, no other actions are presently being pursued by us to "cure" any such alleged breaches.

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         BEFORE INVESTING, YOU SHOULD REVIEW THE "RISK FACTORS" BEGINNING ON
PAGE 6.
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         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

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            The date of this prospectus supplement is June 16, 2000.